UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2013

METABOLIX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33133	04-3158289
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

21 Erie Street, Cambridge, Massachusetts 02139

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 583-1700

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2013, the Board of Directors (the “Board”) of Metabolix, Inc. (the “Company”), voted to appoint Joseph Shaulson as its President and Chief Executive Officer effective January 2, 2014, and as a member of the Board of Directors effective immediately upon the execution of Mr. Shaulson’s employment agreement with the Company.  Mr. Shaulson will serve as a Class II Director, to serve until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified.  Mr. Shaulson will replace Richard Eno as President and Chief Executive Officer of the Company, effective January 2, 2014,whereupon Mr. Eno will also cease to serve as a Director of the Company

Mr. Shaulson, age 48, brings nearly 20 years of experience as a senior executive with mid-sized specialty chemicals and advanced materials companies and as a corporate lawyer specializing in corporate development and corporate finance transactions.  Mr. Shaulson was previously Executive Vice President of Arch Chemicals with responsibility for a variety of global businesses, including Personal Care and Industrial Biocides, Wood Protection, Performance Products and Industrial Coatings.  He also led Arch’s strategic planning and corporate development functions when he joined the company as Vice President, Strategic Development in 2008.  Prior to Arch, Mr. Shaulson served in various leadership positions at Hexcel Corporation, an advanced composites company, including President of the Reinforcements Business Unit.  Prior to Hexcel, Mr. Shaulson served as a corporate associate at the law firm of Skadden, Arps, Slate, Meagher & Flom.  Mr. Shaulson received a Bachelor of Science degree in Economics and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania, as well as a Juris Doctor degree from the University of Pennsylvania Law School.

On December 19, 2013, the Company entered into a three-year employment agreement with Mr. Shaulson under which Mr. Shaulson will receive the following compensation in connection with his service as the President and Chief Executive Officer of the Company: annual base salary of $350,000, subject to increase to $425,000 if the Company achieves certain revenue targets; annual cash bonus of up to 140% of base salary with a target bonus of no less than 70% of base salary, subject to the achievement of performance goals and subject to the right to convert the 2014 bonus, if any, into equity at a designated rate; nonqualified options to purchase 1,150,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on December 19, 2013 and with a 10-year term and a four-year vesting schedule (subject to continued vesting upon termination without cause and other employment termination events); and up to 600,000 shares of the Company’s common stock that vest in various percentages over three years (subject to continued vesting upon termination without cause and other employment termination events) once certain Company stock price or revenue based targets are achieved, if ever.  Mr. Shaulson also agreed to purchase 250,000 shares of the Company’s common stock on his start date at a price 10% below the closing price of the Company’s common stock on December 19, 2013 (subject to a one-year holding period).

If during the term of the agreement Mr. Shaulson’s employment is terminated without cause or he terminates his employment for good reason (each as defined in the agreement), Mr.

Shaulson will be entitled to severance of 1.7 times his base salary for 12 months, provided that he signs and does not revoke a release.  The agreement also provides that if Mr. Shaulson’s employment is terminated within 6 months prior to or within 18 months following a change of control (as defined in the agreement), then Mr. Shaulson will be entitled to a lump sum cash payment equal to two times the sum of (i) his then current base salary plus (ii) his average bonus for the two preceding years (or 70% of his then current base salary if his second year bonus has not yet been determined at that time).  The agreement also provides that in the event of a change of control, all unvested equity will become fully vested and exercisable.  Mr. Shaulson has also entered into an Indemnification Agreement and an Employee Noncompetition, Confidentiality and Inventions Agreement with the Company.

The Company expects to file Mr. Shaulson’s employment agreement and Employee Noncompetition, Confidentiality and Inventions Agreement as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

On December 18, 2013, Barbara Wells and Jay Kouba resigned as members of the Board of Directors effective January 2, 2014.  In tendering their resignations, Dr. Wells and Dr. Kouba expressed no disagreement with the Company.

Item 7.01.  Regulation FD Disclosure.

On December 19, 2013, the Company issued a press release announcing Mr. Shaulson’s election as President and Chief Executive Officer and the above-described changes to the Board.  The full text of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1	Press Release dated December 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date:	December 23, 2013	By:	/s/ Joseph D. Hill
			Name:	Joseph D. Hill
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 19, 2013